CONFIRMING STATEMENT

	This Statement confirms that the undersigned, Dr. Karsten von Koller, has authorized and designated each of John J. Park, Jasmine Moore, Joseph Martell, Samuel Hood, signing singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of W. P. Carey & Co. LLC. The authority of John J. Park, Jasmine Moore, Joseph Martell, Samuel Hood under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of W. P. Carey & Co. LLC, unless earlier revoked in writing. The undersigned acknowledges John J. Park, Jasmine Moore, Joseph Martell, Samuel Hood are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


/s/ Dr. Karsten von Koller
Signature


Dr.
Karsten von Koller
Print Name